Exhibit 99.1

Event ID:   1726923

Culture:   en-US

Event Name: Q4 2007 Shuffle Master, Inc. Earnings Conference Call

Event Date: 2008-01-10T22:00:00 UTC

P: Operator;;

C: Jerry Smith;Shuffle Master, Inc.;SVP, General Counsel

C: Mark Yoseloff;Shuffle Master, Inc.;Chairman, CEO

C: Paul Meyer;Shuffle Master, Inc.;President, COO, acting CFO

P: Joe Greff;Bear Stearns;Analyst

P: Steve Wieczynski;Stifel Nicolaus;Analyst

P: Joni Jensen;McMahan Securities;Analyst

P: Ryan Worst;Brean Murray;Analyst

P: Bill Lerner;Deutsche Bank;Analyst

P: Ralph Schackart;William Blair;Analyst

+++ presentation

Operator: Good afternoon, ladies and gentlemen, and welcome to the Shuffle Master Gaming fourth quarter and year end earnings conference call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (OPERATOR INSTRUCTIONS) As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Mr. Jerry Smith, Senior Vice President and General Counsel of Shuffle Master Gaming. Thank you. You may begin.

Jerry Smith: Thank you. Good afternoon, I’m Jerry Smith, Senior Vice President and General Counsel Shuffle Master. With me today are Mark Yoseloff, Chairman of the Board and Chief Executive Officer of Shuffle Master; and Paul Meyer our Chief Operating Officer, President, and acting Chief Financial Officer. Today’s conference call is being simultaneously webcast through our website and will also be archived for the next 30 days.

During today’s call, various remarks we make about future expectations, plans and prospects for the Company constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from these expectations. We will also be discussing certain financial measures, such as adjusted EBITDA, which represent a non-GAAP financial measure. The importance of this measure to investors as well as reconciliation to the most directly comparable GAAP measures, can be found in our prior public filings as well as in today’s press release, which was issued shortly before this conference call announcing our fourth quarter and fiscal year 2007 results. Now I’ll turn the call over to our CEO, Mark Yoseloff.

Mark Yoseloff: Thanks, Jerry. Fiscal 2007 was a challenging year for Shuffle Master. It was a year in which although we hit record revenues, EBITDA and earnings per share were impacted by a number of factors. At the same time, fiscal 2007 was an important transitional year for the Company as management accomplished a number of goals that it considered necessary for sustainable future revenue and earnings growth.

The three factors which had the greatest impact on fiscal 2007 results are, one, the reemphasis of leasing rather than selling product, two, one-time non-recurring charges related to the integration of Stargames, and three, the impact of foreign exchange losses related to the weakening U.S. dollar. The factor which had the greatest impact on fiscal 2007 was management’s decision to reemphasize leasing versus selling of products, particularly in North America.

Although this is clearly desirable from a long-term strategic perspective, the short term impact was a substantial reduction in earnings.

Compared to fiscal 2006, Utility Product sales were down $10.5 million, and proprietary table game sales were down $7.1 million. At the same time, Utility table — Utility Product recurring revenue was up $2.2 million, and proprietary game recurring revenue was up $1.4 million. The net result of all of this was an earnings per share decrease of approximately $0.21.

Looking forward and annualizing fourth quarter results, Utility Product recurring revenue at the end of fiscal 2007 on an annualized basis was $32.5 million, compared to $28.9 million at the end of fiscal 2006. Proprietary game recurring revenue at the end of fiscal 2007 on an annualized basis was $28.6 million, compared to $22.9 million at the end of fiscal 2006.

Increases in recurring revenue will still not completely offset reduced sales in fiscal 2008. However, management believes that if we continue to grow recurring revenue in fiscal 2008 as we did in fiscal 2007, then by fiscal 2009 we should have substantially, if not completely overcome this reduction in earnings. One-time non-recurring charges related to the integration of Stargames included inventory adjustments, payments of minimum royalty short falls due to Williams Gaming, and several other miscellaneous items, totaling $5.5 million, with an earnings per share impact of approximately $0.11.

I am pleased to report that although it took longer than we anticipated, this integration is now complete. We have carefully reviewed the balance sheet and believe that at this point there are no additional potential areas of concern. Also, we have new Presidents in Sydney and Macau and the CFO who we transferred from Las Vegas to Sydney will complete her first year of service at Stargames in April. Furthermore and again, although it has taken longer than we originally anticipated, our Stargames acquisition is expected to be accretive to both EBITDA and earnings for fiscal 2008 and beyond.

Finally, fiscal 2007 was impacted by the weakening U.S. dollar. Particularly compared to the Euro and Australian dollar. These costs amounted to $3.1 million in fiscal 2007. This equates to about $0.06 per share. Fiscal 2008 will also be impacted by continued weakness of the dollar, although economists predict that the dollar should start to stabilize in late 2008 and we are taking steps to at least partially mitigate this issue in the meantime. I’d like to now turn the call over to Paul for a more detailed analysis of the numbers.

Paul Meyer: Thanks, Mark. Total revenue for the year increased by 10% from $163 million to $179 million. While Q4 revenue increased by 13% from $46 million to $52 million. Revenue for both the quarter and year were records. Revenue in the electronic gaming machine and electronic table system product segments increased for both the quarter and full year as compared to the prior periods. Proprietary table gaming Utility Product revenue decreased for both the full year and quarter as a result of a reduction in sales and conversions consistent with our renewed emphasis on leasing. Table game lifetime license sale revenue decreased by $7.1 million and $2.5 million for the full year and quarter respectively while Utility Product sales declined by $10.5 million and $3.3 million for the full year and quarter respectively.

Of particular note is the level of recurring revenue which set both full year and quarterly records in all product segments, excluding EGMs. This trend is also consistent with the emphasis on recurring revenue. Recurring revenue increased to 30% of total revenue in Q4, compared to 27% in the year-ago quarter. Simply annualizing Q4 recurring revenue in the three record setting product segments suggests that fiscal 2008 should also produce recurring revenue records. Gross profit was 58% and 54% for the full year and quarter respectively as compared to 65% and 58% for the comparable prior year periods. Adjusting 2007 gross profit performance for the one-time charges recorded by Stargames would have increased gross profit to 61% and 57% for the year and quarter respectively.

2007 gross profit was also significantly impacted by product revenue mix. Electronic table system and electronic gaming machine revenue, which throw off lower gross profit percentages than our Utility Products and proprietary table games, grew to 38% of total revenue for the 2007 year, and 46% for Q4. Compared to 23% and 30% respectively for the prior periods. Our value engineering and cost reduction strategy had little impact on gross profit in 2007 but these programs should start to positively impact gross profits starting in late fiscal 2008. The increase in recurring revenue as a percentage of total revenue also positively impact gross profit percentages in future periods as lease gross profit percentages are higher than sales gross profit percentages in all of our product segments.

Operating expenses increased by over $15 million from $64 million in the 2006 year to almost $79 million in 2007. The 2006 total has been adjusted for the gain on sale of a patent and the IPR&D write-off, the net effect of which is to reduce 2006 operating expense by almost $15 million. Q4 operating expense increased by over $5 million from $17 million in the 2006 quarter, to over $22 million in the current quarter. SG&A expense for the full year increased by $11 million to to over $61 million and R&D spending increased by $4 million to over $17 million. There are a number of factors impacting the year-over-year increase in operating expenses including the significantly weaker U.S. dollar which increased foreign subsidiary operating expense translated to U.S. dollars by about $2 million. A full year of Stargames operating expense in fiscal ‘07 versus the nine months of fiscal ‘06, the impact of which is about $5 million. Investing in necessary infrastructure in accounting, finance, product management, sales, and general management to support our growing and increasingly global business and executive severance and costs associated with Class Action lawsuits totaling about $1 million. And finally, an increase in Corporate legal fees of approximately $900,000 related primarily to several lawsuits.

Operating expenses increased from 39% of total revenue in 2006 to 44% in 2007. Given the factors involved in the year-over-year increase and the growing maturity of our infrastructure, we believe that operating expenses will begin to stabilize at levels slightly higher than the Q4 2007 annualized run rate. Fixed cost leveraging will begin in 2008 and continue thereafter, ultimately reducing operating expense as a percentage of revenue. Our income tax rate for the 2007 year was a benefit of 14%, compared to the 2006 expense rate of 71.5%. This difference relates to recording amortizable tax basis for the Stargames PC4 technology.

Previously in 2006 we had determined that a tax deduction related to this technology was not likely. The availability of a deduction was dependent on interpretation of newly enacted Australian tax consolidation rules and initial guidance indicated that a tax deduction would not be available for this technology. During the tax consolidation process, in ‘07 it was determined that a tax deduction may be available. The tax return which was finalized in the fourth quarter, reflected our belief that it is more likely than not that tax amortization is appropriate for the PC4 technology. As such, we recorded the amortizable asset and reduced income tax expense in Q4. Without the impact of this deduction, the tax rates for 2007 and 2006 would have been 32.9% and 35.3% respectively. It is anticipated that the 2008 rate will also be below the 35% U.S. statutory rate. The Q4 2007 tax rate was a credit of 227% as a result of this deduction, compared to 43% for Q4 of ‘06. The Q4 2007 rate would have been 41% excluding this deduction.

Given the number and magnitude of the one time charges and benefits in our FY ‘07 results, let me spend a minute normalizing our Q4 and full year 2007 EPS performance. Reported EPS in our press release today was $0.46 for the full year, and $0.23 for Q4. The impact of one-time charges at Stargames for the WMS minimum royalty guarantee shortfalls inventory adjustments, a customer return related to a pre-acquisition agreement and executive severance totaled $0.11 for the year and $0.05 for the quarter. One-time Class Action legal fees at SMI Corporate were $0.01 for the year and the PC4 amortizable tax asset benefit was $0.19 for both the year and the quarter. Accordingly normalized EPS would be $0.40 for the year and $0.10 for the quarter. Please note that I have not attempted to make any adjustment for the $3.1 million of foreign exchange losses we incurred in FY ‘07.

Turning to our balance sheet at year end, receivable collections continue to be efficient with year end 2007 DSO at about 46 days, slightly lower than the 51 days at the prior year end. Inventories increased significantly from $24.7 million at the end of 2006 to $34.1 million at the end of 2007. Year end 2007 inventories were however reduced by over $2 million from the $36.3 million at the end of Q3 2007 and inventory reduction is a key component of our balance sheet management strategy as we move forward. Net debt increased by about $5 million from $227 million at year end 2006, to $232 million at the end of 2007. As we utilized available cash and our credit facility to complete the immediately accretive acquisition of PGICs table game division in late September of 2007. Net debt for example at the end of Q3 of 2007 was $210 million, or $17 million lower than the end of 2006.

EBITDA decreased by over 24% from the 2006 record of $64.2 million which excludes the $4.6 million one-time gain on the sale of a patent to $48.8 million. Q4 EBITDA decreased by a percentage to $12 million, compared to $15.6 million for the 2006 quarter. Full year and Q4 2007 EBITDA would have totaled $54 million and $14 million excluding the impact of one time charges of $6 million and $2 million respectively. Operating cash flow was $32.4 million for the 2007 year, a slight reduction from the $34 million for 2006. Cash and cash equivalents totaled $4.4 million at the end of 2007, compared to $8.9 million at the end of 2006.

Moving away from the financial statements and metrics I would like to touch on a few of our more noteworthy product accomplishments. The roll out of our new single deck iDeal shuffler commenced in Q4 with an installed base at year end of 49 units. Our proprietary table game lease space increased by almost 1,000 units including the approximately 600 tables included in the PGIC table game division acquisition. Our fastest growing premium game, Ultimate Texas Hold’em finished 2007 with over 250 tables under lease.

Several of our table games were approved for trial in the U.K. in September of 2007. There are 23 full games and 47 side bets now on trial and we expect at least some of these tables will be leased at the conclusion of the trial in February. Our E-table lease space increased by almost 700 seats or about three times the increase in 2006. And finally, the sale of EGM units featuring content developed by our Stargames subsidiary reached a record 2254 for the 2007 year, compared to 940 for the nine months of 2006. Respectively. With that, I’d like to turn the call back over to Mark.

Mark Yoseloff: During our last several calls we have reviewed our progress against our five key initiatives that we believe will drive our long-term strategy. We continue to make progress on all of these initiatives, and I would like to particularly highlight two of these at this time. First, our renewed emphasis on leasing versus selling. As previously discussed, this strategic initiative is currently directed primarily toward North America. Although we have begun some modest leasing programs in other parts of the world, and hope to extend these in the future. Total North American recurring revenue for the quarter, excluding Internet related revenue, was a record $14.9 million or 65% of total North American revenue. Again, excluding Internet related revenue. The trend here is extremely positive, given that comparable revenue was over $1 million less than this in the prior quarter and only 54% of total revenue in the year-ago quarter.

During our third quarter conference call, I discussed our progress in implementing these strategic initiative which is to increase revenue from existing assets in the field, by upgrading or adding new value elements to these existing products. We continue to make excellent progress throughout our organization in providing these new revenue drivers. As discussed in the past, adding new wagers to existing table games is one of the ways to implement this strategy. At the end of the fourth quarter, we had installed or pending installation about 135 such tables. None of which existed prior to instituting this initiative this year.

Although as we decided in January 2007, we are not at present providing detailed quantitative financial guidance, I would like to provide an update to a discussion of segment growth rate as first discussed during our fiscal 2007 second quarter earnings conference call last year. At that time, we forecast five year compound annual growth rates for each of our major business segments. Specifically, these five year CAGRs were 10 to 15% for Utility Products, 20 to 24% for proprietary games, at least 30% for electronic table games, with relatively flat revenue growth for electronic gaming machines.

Based on our fiscal 2008 budget, we now anticipate meeting or exceeding these growth rates in fiscal 2008, with the exception of our Utility Products segment. In this segment, we anticipate that increases in recurring revenue will be well within our five year target range. However, on an overall basis, Utility Products may fall short of this five-year rate in this fiscal year, due to Shuffler sales growth falling below this target as a result of several factors, including the renewed emphasis on leasing and the timing of new casino openings, particularly in Asia. Any shortfall in this segment appears to be more than mitigated by potential upsides in the other segments. Finally, we remain comfortable with these segment growth rates over the five year period. I will now turn the call back to our operator for Q&A.

+++ q-and-a

Operator: Thank you. (OPERATOR INSTRUCTIONS) Our first question is from Joe Greff with Bear Stearns. Please go ahead with your question.

Joe Greff: Hey, everybody.

Mark Yoseloff: Hey, Joe.

Joe Greff: Mark, maybe you can give us an update on the search for the CO and CFO spots?

Mark Yoseloff: I’m sorry.

Joe Greff: Maybe you can give us an update on the executive search front, two positions?

Mark Yoseloff: Sure. We, as you know, we announced that the Board is looking for possible successors for me as the CEO with my cooperation, and this is something that had been anticipated for some time and it’s been in progress for some time. There’s no specific deadline on this. It’s rather open-ended in the sense that one of the major responsibilities obviously of the Board is to consider succession planning for the CEO spot. And so this is an ongoing process and certainly there’s no progress to report today of any magnitude or significance.

As far as the CFO, Paul, as you know, is acting CFO. We are probably going to institute a search for this position and look for a new CFO. We have not done that yet. But we probably will be doing that soon. It’s an important role in this Company and it’s certainly a full-time job. We probably need to replace the position. We’re going to need to find someone who has the right qualifications, including the right amount probably of international experience, as our Company becomes more and more a global Company.

Joe Greff: Okay. Good enough. And Paul, I have a couple of numbers related questions. I know you include in the back of the press release cash flow from investing activities. Can you break that out a little bit, what’s CapEx, what’s related to progressive?

Paul Meyer: Well, I can, but actually I’d rather not do that yet since we’re still working on those details. I mean, we feel pretty comfortable, Joe, with those totals but the details, not yet ticked and tacked.

Joe Greff: Where do you see CapEx for next year?

Paul Meyer: As you know, our CapEx is essentially related to products that we acquire to lease out, so I mean, I would basically look at our CapEx as being consistent with our incremental leasing revenues, and crawl spaces. I don’t have the exact number in front of me.

Mark Yoseloff: I think you could do some modeling of that, Joe. You know what our margins look like in the categories. You know what we’re looking for in new leases. I think based on that, other than that kind of CapEx, as far as any other CapEx, it’s generally not a terribly significant number.

Joe Greff: Okay. And then the sequential increase in the table games lease space, can you sort of break that out, the incremental I guess quarterly change between the number of side bet units and then what we consider the more traditional game units?

Mark Yoseloff: We could probably try and get you that detail. I’m not sure we can do it on the call.

Joe Greff: Will that be in the K?

Mark Yoseloff: Well, there will be some more detail in the K.

Paul Meyer: A lot more detail in the K.

Mark Yoseloff: What’s interesting now is, we’re looking at this issue of when we lease or in the past have sold a game and now we go back and we add a side bet to one of our own premium games, we’re looking at how to log all that so that it’s easy to follow for our investors. And I think it’s interesting now because, for example, we have either installed or pending 100 or more fortune pai gow poker progressive side bets and so it’s an interesting category, it’s a side bet on a side bet on a game that we basically control. This is a very high class kind of problem to have. How do we quantify and catalog all this revenue we’re going to have.

Paul Meyer: I can tell you, though, looking at some of the detail we have available, Joe, that the sequential increase in proprietary table game lease revenue Q3 to Q4 only about $30,000 of that increase was in side bets.

Joe Greff: Okay. That’s helpful. Great, thanks guys.

Mark Yoseloff: You’re welcome.

Operator: The next question is from Steve Wieczynski with Stifel Nicolaus. Please state your question.

Steve Wieczynski: Good afternoon, guys. How are you.

Mark Yoseloff: Hey, Steve.

Steve Wieczynski: First housekeeping question, can you break out more in terms of the other income line? There’s $3.4 million in there. Can you just kind of break out what’s expense, what’s income?

Mark Yoseloff: Yes, actually, surprising enough, I had covered that in my script. By the time we finished reading it, Steve, it was so bloody well confusing. I’ll tell you what, why don’t we — I can do that. Why don’t we take that offline.

Steve Wieczynski: Got you.

Mark Yoseloff: How’s that? I have that detail for you. A number of items in there, obviously interest expense as you know is in there. That was impacted by new loan facility fees that we incurred in Q1 of ‘07. Last year we took about a $1.7 million impairment hit on our sonar mobile investment. That’s in there. Foreign exchange is in there. So but I can go through the detail with you.

Steve Wieczynski: Got you. Second, can you give an update in terms of the E-table market and what new markets you’re kind of out there targeting at this point?

Mark Yoseloff: I’m happy to do that. The progress we’ve made in E-tables in the last year I think has surprised us. The market appears to be growing a little more quickly than we anticipated, particularly in North America. And so we have the usual suspect Delaware, Pennsylvania, racino markets generally. I read a comment recently in a report that we might now be going into Rhode Island. The fact is, we’re already in Rhode Island. We have moved quickly into a lot of jurisdictions.

The most interesting observation I will make, and it’s very early in the game, is that we seem to be making good progress with both our rapid style electronic wagering on a live outcome, and our Table Master or Vegas Star style fully electronic games in traditional casinos that also have the capability to offer live games. Now, we don’t see this progress frankly, in the all electronic games in the high end casinos. But where we do see it is in the more modestly priced casinos where a $2 or $3 minimum three card poker or blackjack may be competing in the casino with a $5 minimum table, live table and the interesting fact that we’re seeing is that the electronic tables are outearning the live tables. So the casino gets the double benefit of a fixed cost, 24 hour a day operating table that actually generates more income than the higher cost, live table. We’re certainly hopeful that trend will continue. And then in the most macro sense, our expectation still is over the next five years, the largest growth market for E-tables will be North America and that seems to be borne out by the evidence we’re seeing lately as well.

Steve Wieczynski: Got you. Just one more. I’m not sure if you’ll be able to really give a good answer on this, but in terms of where the stock price is now, it’s sub $10. If you guys really think you basically kind of committed that this could be the turnaround point, at what point do you as upper management and the Board kind of step in and either make a good sizable share repurchase or as individuals kind of step in?

Mark Yoseloff: Well, I think we’ve been precluded from making purchases by a number of factors and I would say that even today, well certainly today, we’re still in a quiet period.

Steve Wieczynski: Got you. Thanks, guys.

Mark Yoseloff: I just want to make — finish the comment. It’s not for lack of desire on the part of senior management that we have not been personal buyers.

Steve Wieczynski: Got you. Okay. Thanks, guys.

Mark Yoseloff: You’re welcome.

Operator: The next question is from Joni Jensen with McMahan Securities. Please state your question.

Joni Jensen: Hi. Thanks for taking my question. It regards your convertible bond put coming up in a little over a year. I was wondering if you could address how you’re thinking about that right now and also what your current liquidity situation is as far as revolver availability and other options you may be considering?

Mark Yoseloff: Yes, no, I mean, Joni, I’m happy to address that. I mean, we started, it’s not too early to start thinking about what happens in April of ‘09 if, as we believe the bond holders will exercise their ability to put the bond back to us. Clearly there are a couple of different options, where to refinance those bonds. A, with a new convert, B, with a secondary. We’re looking at those options right now. I mean, the good news is the list of significant holders of our convert is not a very, very long list. So I think it won’t be too far from now that we kind of accelerate our strategic planning and in fact start to have some discussions with major holders of those bonds.

Joni Jensen: Okay, so essentially you’re looking to refinance it in some way, shape, or form?

Mark Yoseloff: Yes. I mean, which of course, if they didn’t exercise their put right, we wouldn’t exercise our call right so we wouldn’t have to do that. But, of course, we would anticipate that unless something dramatic happens between now and April of ‘09 they won’t, bad debts aside. Or a majority of them will exercise their put rights.

Joni Jensen: Do you have a sense of how soon this will be completed?

Mark Yoseloff: Well, that’s one of the issues we’ll talk, we have to talk to our advisors about, when the right timing is. As you know, from a timing perspective, the ultimate timing will depend upon, A, what avenue we choose and B, what the market conditions are at that time. I mean, we certainly aren’t going to do anything too early, nor would we want to do anything too late.

Joni Jensen: Okay. Thank you.

Mark Yoseloff: That would be a function of market at that point.

Paul Meyer: You’re welcome.

Operator: The next question is from Ryan Worst with Brean Murray. Please go ahead with your question.

Ryan Worst: Hi, good afternoon, guys.

Mark Yoseloff: Hi, Ryan.

Ryan Worst: Just a couple questions. One, on the — the WMS shortfall, I mean this was the second quarter where you guys had a — had to make that up. Is that the final payment that you guys are required to make?

Mark Yoseloff: Yes, it is the final payment. The way the agreement was written, we had various stages of the agreement and at certain milestone points we had to true-up and make any royalty shortfall payments. The one that we made in Q4 includes our anticipation of any royalty shortfall through the end of January of 2008 when the agreement will terminate.

Ryan Worst: Okay. And then Mark or Paul, could you talk about the — your — the SG&A increase in the quarter. I mean sequentially you’re up almost $2 million.

Paul Meyer: Well, yes, I mean, obviously what we’ve been doing, I mean actually maybe it’s not obvious, Ryan, we’ve been from an SG&A perspective adding staff, we’ve been staffing up in finance and accounting and even though we expect ultimately that will reduce some of the consulting fees that we’ve incurred, there is some overlap and that’s what’s happening there, number one. Number two, of course, we’re in the year-end audit period, which started obviously before the fiscal year ends. But I say when we — when we get together, I can probably give you a little more color and specificity. What I wanted to try and communicate in my part of the script is to give everybody some reasonable expectation as to where OpEx would start to, including SG&A, would start to stabilize.

Ryan Worst: What about the SG&A portion? I mean, should it be coming down from that $16 million or you think that’s a good number going forward?

Paul Meyer: No, I don’t think it’s going to be coming down. I mean, I think a couple of factors that may help mitigate any increase. For example, we expect as we go forward and we become more effective in our accounting and finance sections, which we are now, there could be some reduction going forward in audit fees. There certainly will be some reduction in consulting fees. On the other hand, SG&A includes certain variable costs like sales commissions. So, you know, as revenues increase the absolute dollars of sales commissions increase as well.

Ryan Worst: Okay. Alright, that’s it. Thanks.

Operator: The next question is from Bill Lerner with Deutsche Bank. Please go ahead with your question.

Bill Lerner: Thanks, guys.  Actually two questions, one, hey, Paul, just wanted to just flush it out for another second on this minimum guarantee thing with WMS, why does it make sense to add back the impact, if that was contractual story all along? I understand you don’t have revenue to offset, to benefit from there and that changes going forward. I just want to get your thoughts a little more on that. Then the second one was as you go back and sort of I guess autopsy 2006, what would you change or what changes going forward? I mean, was it a function of more than anything sort of distribution or overpaying and so therefore capital structure as it relates to Stargames or I just wanted to get a little more color on that.

Paul Meyer: Let me try. I assume the second component, Bill, you’re talking about 2007, not 2006.

Bill Lerner: Yes, your fiscal, yes.

Paul Meyer: Let me try on WMS. The reason we added back or I did, certainly, in terms of normalizing EPS is since the deal terminates January 31, and I can tell you although we’re in discussion with other possible content providers for the Stargames slot line, none of them will have a minimum royalty guarantee. So as far as we’re concerned, minimum royalty guarantee shortfalls for the EGM business, or for the business in general, are non-recurring and one-time. We wouldn’t — we probably would not have taken that position if the WMS agreement wasn’t terminating by mutual agreement as of January 31, of 2008.

Secondly, in terms of what — I’d like Mark to comment as well, but in terms of what, in retrospect some of the things we could have done differently, we certainly could have transferred our Vice President of Finance from Las Vegas to Sydney much earlier. We see the impact she’s had in moving over there in April and that’s something in retrospect we probably could have done a little bit earlier and probably picked up a few months on the progress we’ve made at Stargames.

Bill Lerner: But from a product perspective I would suspect you’d say, obviously the Stargames product maybe even ex EGMs or ignore EGMs for a second you would have done that again and perhaps paid a similar amount?

Mark Yoseloff: I’m going to comment on that because it’s been certainly a substantial amount of criticism that has focused on the Stargames acquisition. And I several times in my remarks suggested that certain things have taken longer than we had originally anticipated, which they have. Certainly scrubbing the balance sheet, getting the staffing down, getting all the right controls, just took a little longer. But the good news is it’s done.

On the positive side, which I think is very important to focus on, what appears to be the fastest growing category right now in our industry, which is E-tables, now it’s the fastest growing because the original base was so small, but it’s growing at an incredible rate and we are an industry leader arguably in all six continents where there is gaming, but certainly in three or four continents we’re the undisputed leader in the category and that’s primarily due to the acquisition of Stargames. So only history looking back in a few years will be able to tell us whether we were right or wrong as far as what we paid, but I’m not at all uncomfortable with the transaction and right now I’m extremely pleased with the product and the performance of the product which is just outstanding. By the way, even the EGM business, when the dust all settled at the end of 2007 and we discovered that we had placed almost 2300 units of Stargames generated content in the year as opposed to 900 units in the first nine months we owned the Company, I think all of us were amazed at the progress we made in that category.

Bill Lerner: Okay. Thanks, guys.

Mark Yoseloff: You’re welcome.

Operator: (OPERATOR INSTRUCTIONS) Next question is from Ralph Schackart with William Blair. Please go ahead with your question.

Ralph Schackart: Good afternoon, how are you, Mark?

Mark Yoseloff: Good, Ralph, how are you doing?

Ralph Schackart: Two questions, the first one is just more a strategic long-term mark. Just wondering if maybe you could use some baseball analogy for us. Just sort of frame for us where you are in this transaction? Sort of heavy lifting, maybe in baseball innings for us. Are we sort of middle to late stages? Just trying to frame how much more heavy lifting we have to do here?

Mark Yoseloff: I think as I said in the press release, I’m just going to look at that for a second, I think that we’re through a lot of the most difficult times here. We — we had to do a couple of things all at once and the hardest times were when we were at the same time trying to implement certain key strategic initiatives and complete the integration of Stargames and certainly in 2007 this was an ongoing task for all of the management here during the year. As I look now at the acceptance of our strategic initiatives, particularly the leasing initiative, or the adding additional wagering to existing games, all of these things that will generate incremental revenue for us in a very, very effective way and I look at the acceptance of that by our customers, I am gratified by the rate at which this is going on. And I think now we’ve gone from implementing a strategy with some amount of uncertainty as to the likely acceptance of that strategy by our customers, to simply moving our salesforce into high gear and getting even more recurring revenue, placing more additional wagers on existing games, placing newer model Shufflers and so on.

Stargames, same thing. A year ago, we had a number of issues that we needed to deal with. And we spent a lot of time during this year and as you know, on each call we gave you are progress and — but there was always this item or that item and finally with some reasonably good assurance, I can say to you that’s done. We feel very good about Stargames. I was asked a question earlier today and that is, what concerns do I still have about Stargames in that regard? And I’ll tell you that the answer is very simple. I have no concerns regarding Stargames that are any different than the normal business concerns we would have about any segment of our business or any geographic region, and it’s really the first time I can say that with great assurance. So yes, a lot of the heavy lifting, thank goodness is behind us and hopefully some very good times are ahead of us.

Ralph Schackart: Great. That was helpful, Mark. One more question, if I could. You talked about operating margin leverage or expansion modestly on a go-forward basis. You talked about SG&A being sort of flat at best and then there’s obviously been a trend in gross margin compression. Just trying to understand where the operating leverage is going to come from on the OpEx line?

Mark Yoseloff: Well, I’ll comment and then Paul may want to comment as well. I think there’s leverage in two places. I think we should start with the gross margin line because Paul commented on it but may have been lost because there was so much detail. But our strategic initiative, which is the value engineering of our products, although it began in 2007, until we cost reduce and implement these cost reductions in the production of product, there’s quite a substantial lead time. We’ve now seen some of these cost reductions and we’ve seen the physical embodiment of these in prototype form from our engineers and I can tell you that we’re reassured that we’re going to be able to improve gross margins by cost reduction in the products with absolutely no change in the performance or quality of the products, number one.

And number two, as with all growth companies, not everything grows in tandem. We’ve gone through a period now where we simply had to build infrastructure. We’ve implemented some new accounting software and forecasting software. We’ve added people. We’ve done a lot of things that have tended to reduce our operating margin, because we’ve increased OpEx. But a lot of that’s done as well. A lot of that heavy lifting is done. And hence, as revenue grows now, it’s our expectation that we’ll be able to enjoy the benefits of this infrastructure for quite a bit of additional revenue growth before we’re again challenged by hitting the infrastructure wall and having to go even bigger. So from my perspective, those are the two major elements and Paul may want to comment as well.

Paul Meyer: Yes, I mean, Rob, I can amplify what Mark said and really not say much different. Clearly where we see the leverage coming from as I tried to suggest in my comments during the conference call was we clearly believe that the rate of increase in OpEx, for years beyond 2008, will not parallel the rate of increase in revenues. As Mark went through his CAGR update, I mean, there’s no question that given the amount of infrastructure building we’ve done, given the fact that we have 12 months of Stargames in ‘07 versus nine months in ‘06, given the fact that nobody believes that the U.S. dollar will continue to weaken at the same rate it has over the past 12 or 15 months, we fully believe there’s no reason why OpEx as a percentage of revenue shouldn’t start to come down towards the end of ‘08.

Ralph Schackart: Great. Thank you for both explanations.

Mark Yoseloff: Good.

Operator: The next question is a follow-up from Bill Lerner from Deutsche Bank. Please go ahead with your question.

Bill Lerner: Hey, guys, one more just to follow-up on. I know Mark you talked about not wanting to get engaged in EPS guidance yet, but could we just talk a little more generally about how to think of next year and directionally where earnings are perhaps going. As I think about it, of course you’re doing the right thing from everybody’s perspective, moving back toward lease. There’s a couple year impact to make that up. You’ve already begun on that path, obviously. Less sales, more lease, Paul, you talked about higher SG&A, sounds like as a percentage of revenues and of course on an absolute basis. Greater interest expense because of the refi, that convert, or more shares if you engage in sort of the secondary offering route to handle that. So as we think about sort of earnings and maybe I need to reconsider what the right metric is, whether it’s cash flow or earnings, how do we think about 2008 and is your sort of — view of not to re-establish guidance in terms of earnings a function of visibility or what?

Mark Yoseloff: I think we have excellent visibility right now. We have spent more time and effort on our fiscal 2008 budget than I think we have in the past on any budget. But of course the Company as it gets bigger and more complicated requires that. The reason we’ve elected — and I think a lot of companies are electing not to provide this type of detailed financial guidance, is that there’s substantial modeling of our business being done and I think for us to provide this at this stage frankly, I’ll be blunt, is a trap. And it’s a trap that we don’t really want to engage in.

My objective, and I said this all along, I am running this business for the sake of our long-term shareholders. And doing everything I believe is right, and I’ve been doing this for almost 10 years now and I don’t think I’ve disappointed the long-term shareholders all that much over the time period. And we do it by building strategic initiatives and then following through in a patient and dedicated way. I think we’ve told the investment community precisely what it is we’re going to do. I laid out the five strategic initiatives. I think we’ve been consistent on every call, I update everyone as to how we’re doing. I’ve given you growth CAGRs in each of our categories so that we can all have some point of reference as to how we think our business is going to grow. I think Paul has outlined very well what our expectations are in regard to OpEx and other expenses. We’ve talked a lot about gross margin, what we think will happen there, and I used to be a college professor so I think after we give you the revenue growth CAGRs, our thoughts on gross margin and our OpEx thoughts, then I leave the rest as an exercise to the reader as they used to say in the textbooks.

Bill Lerner: Okay.

Operator: At this time, I’m showing no further questions in queue. I would like to turn the call back over to management.

Mark Yoseloff: Well, I want to thank everyone for joining us and expect to — I think there may be one more question. And I want to thank you all and speak to you all in the next call. Thank you.

Operator: Ladies and gentlemen, this concludes today’s teleconference. Thank you for your participation.